Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Members
ARTISTdirect Records, LLC:

We consent to the incorporation by reference in the registration statements (No. 333-122027, No. 333-53208, No. 333-38104, No. 333-63572 and No. 333-68396) on Forms S-8 of ARTISTdirect, Inc. , of our report dated April 6, 2004, except for Note 14, which is March 1, 2005, with respect to the balance sheet of ARTISTdirect Records, LLC (the “Company”) as of December 31, 2003, and the related statements of operations, members’ deficit and cash flows for the year then ended, which report appears in the December 31, 2004 Annual Report on Form 10-K/A Amendment No. 1 of ARTISTdirect, Inc.

Our report dated April 6, 2004, except for Note 14, which is March 1, 2005, contains an explanatory paragraph that states that the Company has incurred substantial operating losses and negative cash flows from operations to date and needs additional capital to fund its operations, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GUMBINER SAVETT INC.

Santa Monica, California
July 26, 2005

114